June 23, 2017

Pure Bioscience, Inc.

1725 Gillespie Way

El Cajon, California 92020

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pure Bioscience, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 3,150,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, (the “Common Stock”) of the Company issuable under the Pure Bioscience, Inc. Restricted Stock Units Agreement (Chairman), Pure Bioscience, Inc. Stock Option Agreement (Chairman), Pure Bioscience, Inc. Restricted Stock Units Agreement (CEO), Pure Bioscience, Inc. Stock Option Agreement (CEO), Pure Bioscience, Inc. Restricted Stock Units Agreement (Non-Employee Director) and Pure Bioscience, Inc. Stock Option Agreements (Non-Employee Director) (collectively, the “Agreements”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 3,150,000 Shares which may be issued upon exercise of options and rights granted under the Agreements by the Company are duly authorized Shares, and, when issued against receipt of the consideration therefore in accordance with the provisions of the Agreements will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP